ION reports second quarter 2020 results

Revenues of $23 million, Cash increases by $24 million to $40 million (excluding net revolver borrowings)
HOUSTON – August 5, 2020 – ION Geophysical Corporation (NYSE: IO) today reported total net revenues of $22.7 million in the second quarter 2020, a 46% decrease compared to $41.8 million one year ago. Year-to-date revenues of $79.1 million are greater than or equal to revenues in the comparable prior five years.
ION’s net loss was $5.2 million, or a loss of $0.37 per share, compared to a net loss of $8.6 million, or a loss of $0.61 per share in the second quarter 2019. Excluding special items in both periods, the Company reported an Adjusted net loss of $12.1 million, or a loss of $0.85 per share, compared to an Adjusted net loss of $8.3 million, or a loss of $0.59 per share in the second quarter 2019. ION’s net loss was $7.5 million in the first half of 2020, or a loss of $0.53 per share, compared to a net loss of $30.0 million, or a loss of $2.13 per share in the first half of 2019. Excluding special items in both periods, adjusted net loss in the first half of 2020 was $7.0 million, or a loss of $0.49 per share, compared to an adjusted net loss of $25.2 million, or a loss of $1.79 per share in the first half of 2019. A reconciliation of special items to the reported financial results can be found in the tables of this press release.
Net cash provided by operating activities was $23.3 million in the second quarter 2020 compared to net cash used in operating activities of $1.1 million in the second quarter 2019. The Company reported Adjusted EBITDA of $0.2 million for the second quarter 2020, a decrease from $7.3 million one year ago. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.
At quarter close, the Company’s total liquidity of $71.3 million consisted of $62.5 million of cash (including net revolver borrowings of $22.5 million) and $8.8 million of remaining available borrowing capacity under the revolving credit facility. Total liquidity increased by $17.5 million compared to the first quarter 2020. In response to the market uncertainty from the COVID-19 pandemic and lower oil and gas prices, the Company drew under its credit facility during the first quarter 2020, of which $22.5 million remains outstanding and in the Company’s cash balances as of June 30, 2020.
“Our second quarter revenues were in line with our expectations and the broader oilfield services market,” said Chris Usher, ION’s President and Chief Executive Officer. “Although commodity prices rebounded significantly, the sharp decline earlier this year triggered E&P companies to reduce 2020 budgets, which tends to disproportionately impact discretionary purchases such as seismic data sales. By quickly scaling our asset light business to meet anticipated demand, we mitigated some of the near-term impacts to the bottom line and cash position.
“Despite unprecedented market conditions, our first half revenues are higher than or consistent with 2014-2019 results. Liquidity improved significantly from $54 million to $71 million. Cash increased by $24 million (excluding net revolver borrowings) primarily from collecting accounts receivables related to the strong first quarter sales and realizing near full benefits of cost reductions made earlier this year. In April, we scaled back our flexible cost structure by another $18 million for the remaining nine months of 2020, building on the over $20 million of permanent cost savings announced in January. During the quarter, we received $7 million of government relief to prevent further reducing headcount, which we expect will be entirely forgiven.
“We are laser focused on executing our strategy and delivering better results to shareholders. In spite of reduced offshore activity and COVID-19 travel challenges, I’m pleased we garnered commercial support and permits for a new 3D multi-client program in the North Sea. While we expect to acquire the majority of the program next summer, we may start an initial phase later this year to avoid disruptions around large windfarm installations. We continued to build on our highly successful portfolio of low cost, high return reimaging programs with a new program in Mauritania. The global 2D data collaboration with PGS is progressing well and comes at an opportune time as E&P companies are looking for more efficient ways to identify lower cost prospects to rebalance their portfolios. In the ports and harbors space, we continue to receive excellent feedback on how Marlin SmartPort™ is optimizing operations. Our concerted sales and marketing campaign generated several promising digitalization opportunities globally and we are in the midst of rolling out new Marlin SmartPort trials in Europe and Africa.
“Thankfully, we have had very few documented COVID-19 cases among our staff worldwide, and I am very pleased with the success of our remote operations. The shift to new digital mediums has elevated client engagement and expanded our networks. We continue to see strong uptake of new technology solutions that enable remote offshore operations management.
“I believe we are better positioned to mitigate some of the near-term impacts of the market disruption given our improved cash position, lower cost basis and strategy execution progress. While the second half of 2020 will remain challenging, we expect continued improvement in E&P market dynamics unless there is a second major wave of COVID-19.”
SECOND QUARTER 2020
The Company’s segment revenues for the second quarter were as follows (in thousands):

	Three Months Ended June 30,
	2020	2019	% Change
E&P Technology & Services	$15,226	$28,523	(47)%
Operations Optimization	7,505	13,252	(43)%
Total	$22,731	$41,775	(46)%
Within the E&P Technology & Services segment, multi-client revenues were $11.6 million, a decrease of 49%, primarily due to reduced sales of ION’s global data library. Imaging and Reservoir Services revenues were $3.7 million, a decrease of 36%, due to lower proprietary tender activity.
Within the Operations Optimization segment, Optimization Software & Services revenues were $3.4 million, a 41% decrease due to reduced seismic activity and associated services demand resulting from COVID-19. Devices revenues were $4.1 million, a 45% decrease from the second quarter 2019, due to lower sales of towed streamer equipment spares and repairs.

Consolidated gross margin for the quarter was 20%, compared to 47% in the second quarter 2019. Gross margin in E&P Technology & Services was 15% compared to 43% one year ago resulting from the decline in revenues. Operations Optimization gross margin was 31%, compared to 55% one year ago primarily from the decline in revenues as well as the increase in cost of sales from an adjustment to towed streamer repairs. See further discussion of the adjustment in Note 1 of the Summary of Segment Information. Excluding this adjustment, Operations Optimization gross margin would have been 48%.
Consolidated operating expenses were $10.1 million, down from $22.1 million in the second quarter 2019. Operating margin was (24)%, compared to (6)% in the second quarter 2019. The decline in operating margin was the result of the decrease in revenues, partially offset by lower operating expenses from cost reduction measures made earlier in the year.
YEAR-TO-DATE 2020
The Company’s segment revenues for the first six months of the year were as follows (in thousands):

	Six Months Ended June 30,
	2020	2019	% Change
E&P Technology & Services	$61,740	$55,626	11%
Operations Optimization	17,405	23,105	(25)%
Total	$79,145	$78,731	1%

Within the E&P Technology & Services segment, multi-client revenues were $53.1 million, an increase of 15%. This result was driven by increased sales of ION’s global 2D data library during the first quarter, partly offset by a reduction in new venture revenues. Imaging and Reservoir Services revenues were $8.6 million, a decrease of 9%, due to lower proprietary tender activity.
Within the Operations Optimization segment, Optimization Software & Services revenues were $7.8 million, a 27% decrease from the first half of 2019 due to COVID-19 related reduced seismic activity and associated services demand. Devices revenues were $9.6 million, a 23% decrease from the first half of 2019, due to decreased sales of towed streamer equipment spares and repairs.
Consolidated gross margin for the period was 42%, compared to 37% in the first half of 2019. Gross margin in E&P Technology & Services was 42% compared to 32% one year ago. The improved E&P Technology & Services gross margin resulted from the increase in 2D data library revenues. Operations Optimization gross margin was 40%, a decrease compared to 51% one year ago primarily resulting from the decline in revenues as well as the increase in cost of sales from an adjustment to towed streamer repairs as previously highlighted in the second quarter section. Excluding this adjustment, Operations Optimization gross margin would have been 47%

Consolidated operating expenses were $32.1 million, compared to $48.0 million, and operating margin was 1%, compared to (23)% in the first half of 2019. Excluding special items, consolidated operating expenses, as adjusted, were $25.8 million, compared to $43.2 million in the first half of 2019, and operating margin, as adjusted, was 10%, compared to (17)% in the first half of 2019. The improvement in operating margin, as adjusted, was primarily due to the increase in multi-client revenues combined with lower operating expenses from cost reductions made earlier in the year.
Income tax expense was $8.9 million, compared to $4.1 million in the first half of 2019. The income tax expense includes a $2.2 million valuation allowance established against our recognized deferred tax assets in our non-U.S. businesses. The Company’s income tax expense primarily relates to results generated by our non-U.S. businesses in Latin America.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, August 6, 2020, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 20, 2020. To access the replay, dial (877) 660-6853 and use pass code 13698480#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy, ports and defense industries, enabling clients to optimize operations and deliver superior returns. Learn more at iongeo.com.
Contact
Mike Morrison
Executive Vice President and Chief Financial Officer
+1.281.879.3615

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; political, execution, regulatory, and currency risks; the COVID-19 pandemic; and agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2019, filed on February 6, 2020. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Service revenues	$15,547	$30,407	$63,032	$58,535
Product revenues	7,184	11,368	16,113	20,196
Total net revenues	22,731	41,775	79,145	78,731
Cost of services	13,267	16,795	35,542	39,241
Cost of products	4,880	5,397	9,508	9,995
Impairment of multi-client data library	—	—	1,167	—
Gross profit	4,584	19,583	32,928	29,495
Operating expenses:
Research, development and engineering	3,036	5,186	7,044	10,543
Marketing and sales	1,219	6,060	6,077	11,853
General, administrative and other operating expenses	5,801	10,890	14,803	25,589
Impairment of goodwill	—	—	4,150	—
Total operating expenses	10,056	22,136	32,074	47,985
Income (loss) from operations	(5,472)	(2,553)	854	(18,490)
Interest expense, net	(3,414)	(3,111)	(6,635)	(6,223)
Other income (expense), net	6,771	96	7,200	(696)
Income (loss) before income taxes	(2,115)	(5,568)	1,419	(25,409)
Income tax expense	3,052	2,719	8,926	4,126
Net loss	(5,167)	(8,287)	(7,507)	(29,535)
Less: Net (income) loss attributable to noncontrolling interest	(52)	(335)	25	(447)
Net loss attributable to ION	$(5,219)	$(8,622)	$(7,482)	$(29,982)
Net loss per share:
Basic	$(0.37)	$(0.61)	$(0.53)	$(2.13)
Diluted	$(0.37)	$(0.61)	$(0.53)	$(2.13)
Weighted average number of common shares outstanding:
Basic	14,241	14,098	14,236	14,065
Diluted	14,241	14,098	14,236	14,065

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	June 30, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$62,540	$33,065
Accounts receivable, net	10,577	29,548
Unbilled receivables	12,937	11,815
Inventories, net	11,862	12,187
Prepaid expenses and other current assets	4,462	6,012
Total current assets	102,378	92,627
Deferred income tax asset, net	7,987	8,734
Property, plant and equipment, net	11,920	13,188
Multi-client data library, net	51,935	60,384
Goodwill	18,029	23,585
Right-of-use assets	40,467	32,546
Other assets	3,513	2,130
Total assets	$236,229	$233,194
LIABILITIES AND DEFICIT
Current liabilities:
Current maturities of long-term debt	$23,685	$2,107
Accounts payable	37,254	49,316
Accrued expenses	25,606	30,328
Accrued multi-client data library royalties	21,316	18,831
Deferred revenue	4,058	4,551
Current maturities of operating lease liabilities	8,355	11,055
Total current liabilities	120,274	116,188
Long-term debt, net of current maturities	119,234	119,352
Operating lease liabilities, net of current maturities	40,409	30,833
Other long-term liabilities	422	1,453
Total liabilities	280,339	267,826
Deficit:
Common stock	142	142
Additional paid-in capital	957,746	956,647
Accumulated deficit	(981,773)	(974,291)
Accumulated other comprehensive loss	(21,833)	(19,318)
Total stockholders’ deficit	(45,718)	(36,820)
Noncontrolling interest	1,608	2,188
Total deficit	(44,110)	(34,632)
Total liabilities and deficit	$236,229	$233,194

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net loss	$(5,167)	$(8,287)	$(7,507)	$(29,535)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization (other than multi-client data library)	1,008	1,063	1,848	2,098
Amortization of multi-client data library	4,681	8,296	12,701	19,396
Amortization of debt costs	—	—
Stock-based compensation expense	477	1,538	1,094	2,831
Impairment of multi-client data library	—	—	1,167	—
Impairment of goodwill	—	—	4,150	—
Amortization of government relief funding expected to be forgiven	(6,923)	—	(6,923)	—
Deferred income taxes	(83)	931	338	(467)
Changes in operating assets and liabilities:
Accounts receivable	40,546	11,604	18,678	8,734
Unbilled receivables	(4,746)	(7,923)	(2,080)	21,575
Inventories	951	654	179	735
Accounts payable, accrued expenses and accrued royalties	(8,618)	(4,041)	(6,930)	(6,054)
Deferred revenue	(821)	(3,004)	(466)	(3,337)
Other assets and liabilities	2,012	(1,964)	102	(1,711)
Net cash provided by (used in) operating activities	23,317	(1,133)	16,351	14,265
Cash flows from investing activities:
Investment in multi-client data library	(4,928)	(6,015)	(14,596)	(14,782)
Purchase of property, plant and equipment	(201)	(605)	(697)	(1,412)
Net cash used in investing activities	(5,129)	(6,620)	(15,293)	(16,194)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	—	27,000	—
Payments under revolving line of credit	(4,500)	—	(4,500)	—
Proceeds from government relief funding	6,923	—	6,923	—
Payments on notes payable and long-term debt	(767)	(691)	(1,527)	(1,406)
Other financing activities	15	(312)	5	(551)
Net cash provided by (used in) financing activities	1,671	(1,003)	27,901	(1,957)
Effect of change in foreign currency exchange rates on cash, cash equivalents and restricted cash	68	(183)	538	(102)
Net increase (decrease) in cash, cash equivalents and restricted cash	19,927	(8,939)	29,497	(3,988)
Cash, cash equivalents and restricted cash at beginning of period	42,688	38,805	33,118	33,854
Cash, cash equivalents and restricted cash at end of period	$62,615	$29,866	$62,615	$29,866

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020		2019	2020		2019
Net revenues:
E&P Technology & Services:
New Venture	$4,686		$5,018	$6,127		$18,489
Data Library	6,867		17,794	46,998		27,742
Total multi-client revenues	11,553		22,812	53,125		46,231
Imaging and Reservoir Services	3,673		5,711	8,615		9,395
Total	15,226		28,523	61,740		55,626
Operations Optimization:
Devices	4,128		7,532	9,601		12,352
Optimization Software & Services	3,377		5,720	7,804		10,753
Total	7,505		13,252	17,405		23,105
Total net revenues	$22,731		$41,775	$79,145		$78,731
Gross profit:
E&P Technology & Services	$2,264		$12,357	$25,994		$17,797
Operations Optimization	2,320		7,226	6,934		11,698
Total gross profit	$4,584		$19,583	$32,928		$29,495
Gross margin:
E&P Technology & Services	15%		43%	42%		32%
Operations Optimization	31%	(1)	55%	40%	(1)	51%
Total gross margin	20%		47%	42%		37%
Income (loss) from operations:
E&P Technology & Services	$442	(2)	$5,237	$18,394	(3)	$3,622
Operations Optimization	(474)		2,644	(3,733)	(4)	2,814
Support and other	(5,440)		(10,434)	(13,807)		(24,926)
Income (loss) from operations	(5,472)		(2,553)	854		(18,490)
Interest expense, net	(3,414)		(3,111)	(6,635)		(6,223)
Other income (expense), net	6,771	(5)	96	7,200	(5)	(696)
Income (loss) before income taxes	$(2,115)		$(5,568)	$1,419		$(25,409)
(1) Operations Optimization segment gross margin is negatively impacted by an out of period adjustment to cost of sales related to towed streamer repairs of $1.3 million for the three and six months ended June 30, 2020. Excluding this adjustment, gross margin would have been 48% and 47%, respectively, for the three and six months ended June 30, 2020. The net impact of this and the adjustment discussed in Note (2), was an increase to the Company’s loss from operations of $0.3 million for the three and six months ended June 30, 2020.
(2) E&P Technology & Services segment income from operations was positively impacted by an out of period adjustment to marketing & sales expenses of $1.0 million for the three months ended June 30, 2020.
(3) Includes impairment of multi-client data library of $1.2 million for the six months ended June 30, 2020, in addition to the adjustment highlighted in Note (2).
(4) Includes impairment of goodwill of $4.2 million for the six months ended June 30, 2020.
(5) Includes amortization of the government relief funding expected to be forgiven of $6.9 million for the three and six months ended June 30, 2020.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Summary of Net Revenues by Geographic Area
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
North America	$5,631	$13,645	$37,441	$20,802
Latin America	4,966	14,321	14,770	27,852
Asia Pacific	2,631	3,676	11,919	5,543
Europe	6,176	6,123	9,986	16,515
Middle East	942	1,106	1,896	2,465
Africa	1,004	2,278	1,595	4,667
Other	1,381	626	1,538	887
Total net revenues	$22,731	$41,775	$79,145	$78,731

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Loss
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term EBITDA (excluding non-recurring items) represents net loss before net interest expense, income taxes, depreciation and amortization and other non-recurring charges such as impairment charges, severance expenses and government relief. The term Adjusted EBITDA is EBITDA (excluding non-recurring items) but also excludes the impact of fair value adjustments related to the Company’s outstanding stock appreciation awards. EBITDA (excluding non-recurring items) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA (excluding non-recurring items) and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA (excluding non-recurring items) and Adjusted EBITDA as a supplemental disclosure because its management believes that EBITDA (excluding non-recurring items) and Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss	$(5,167)	$(8,287)	$(7,507)	$(29,535)
Interest expense, net	3,414	3,111	6,635	6,223
Income tax expense	3,052	2,719	8,926	4,126
Depreciation and amortization expense	5,689	9,359	14,549	21,494
Impairment of multi-client data library	—	—	1,167	—
Impairment of goodwill	—	—	4,150	—
Severance expense	—	2,810	3,102	2,810
Amortization of government relief funding expected to be forgiven	(6,923)	—	(6,923)	—
EBITDA excluding non-recurring items	65	9,712	24,099	5,118
Stock appreciation rights expense (credit)	85	(2,450)	(1,010)	2,010
Adjusted EBITDA	$150	$7,262	$23,089	$7,128

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Description of Special Items and Reconciliation of GAAP (As Reported) to Non-GAAP (As Adjusted) Measures
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the tables below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30, 2020				Three Months Ended June 30, 2019
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$22,731	$—		$22,731	$41,775	$—		$41,775
Cost of sales	18,147	—		18,147	22,192	—		22,192
Gross profit	4,584	—		4,584	19,583	—		19,583
Gross margin	20%	—%		20%	47%	—%		47%
Operating expenses	10,056	(85)	(1)	9,971	22,136	(360)	(1)	21,776
Income (loss) from operations	(5,472)	85		(5,387)	(2,553)	360		(2,193)
Operating margin	(24)%	—%		(24)%	(6)%	1%		(5)%
Interest expense, net	(3,414)	—		(3,414)	(3,111)	—		(3,111)
Other income (expense), net	6,771	(6,923)	(2)	(152)	96	—		96
Income (loss) before income taxes	(2,115)	(6,838)		(8,953)	(5,568)	360		(5,208)
Income tax expense	3,052	—		3,052	2,719	—		2,719
Net income (loss)	(5,167)	(6,838)		(12,005)	(8,287)	360		(7,927)
Less: Net income attributable to noncontrolling interest	(52)	—		(52)	(335)	—		(335)
Net income (loss) attributable to ION	$(5,219)	$(6,838)		$(12,057)	$(8,622)	$360		$(8,262)
Net loss per share:
Basic	$(0.37)			$(0.85)	$(0.61)			$(0.59)
Diluted	$(0.37)			$(0.85)	$(0.61)			$(0.59)
Weighted average number of common shares outstanding:
Basic	14,241			14,241	14,098			14,098
Diluted	14,241			14,241	14,098			14,098
(1) Represents stock appreciation rights awards expense for the three months ended June 30, 2020 and 2019.
(2) Represents amortization of the government relief funding expected to be forgiven for the three months ended June 30, 2020.

	Six Months Ended June 30, 2020				Six Months Ended June 30, 2019
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$79,145	$—		$79,145	$78,731	$—		$78,731
Cost of sales	46,217	(1,167)	(3)	45,050	49,236	—		49,236
Gross profit	32,928	1,167		34,095	29,495	—		29,495
Gross margin	42%	1%		43%	37%	—%		37%
Operating expenses	32,074	(6,243)	(4)	25,831	47,985	(4,820)	(6)	43,165
Income (loss) from operations	854	7,410		8,264	(18,490)	4,820		(13,670)
Operating margin	1%	9%		10%	(23)%	6%		(17)%
Interest expense, net	(6,635)	—		(6,635)	(6,223)	—		(6,223)
Other income (expense), net	7,200	(6,923)	(5)	277	(696)	—		(696)
Income (loss) before income taxes	1,419	487		1,906	(25,409)	4,820		(20,589)
Income tax expense	8,926	350	(3)	9,276	4,126			4,126
Net loss	(7,507)	137		(7,370)	(29,535)	4,820		(24,715)
Less: Net income attributable to noncontrolling interest	25	—		25	(447)	—		(447)
Net loss attributable to ION	$(7,482)	$137		$(7,345)	$(29,982)	$4,820		$(25,162)
Net loss per share:
Basic	$(0.53)			$(0.52)	$(2.13)			$(1.79)
Diluted	$(0.53)			$(0.52)	$(2.13)			$(1.79)
Weighted average number of common shares outstanding:
Basic	14,236			14,236	14,065			14,065
Diluted	14,236			14,236	14,065			14,065
(3) Represents impairment of multi-client data library of $1.2 million and the related tax impact of $0.4 million for the six months ended June 30, 2020.
(4) Represents impairment of goodwill of $4.2 million and severance expense of $3.1 million, partially offset by stock appreciation right awards credit of $1.0 million for the six months ended June 30, 2020.
(5) Represents amortization of the government relief funding expected to be forgiven for the six months ended June 30, 2020.
(6) Represents severance expense of $2.8 million and stock appreciation right awards expense of $2.0 million for the six months ended June 30, 2019.